Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Amphitrite Digital Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Feed to be Paid	Equity	Common Stock, par value $0.001 per share(3)	Rule 457(o)	2,190,477	$6.25	$13,690,481.20	0.00014760	$2020.72
	Total Offering Amounts					$13,690,481.20	0.00014760	$2020.72
	Total Fees Previously Paid							$2020.72
	Total Fee Offsets
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments.